Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 27, 2022 relating to the financial statements of Doximity, Inc., appearing in the Annual Report on Form 10-K of Doximity, Inc. for the year ended March 31, 2022.
/s/ Deloitte & Touche LLP
San Francisco, California
May 27, 2022